UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement.
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to § 240.14a-12
TLC Vision Corporation
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

News Release	Contact:

For Immediate Release	James J. Hyland, VP Investor Relations
(636) 534-2369
Email: investor.relations@tlcvision.com
TLCVision Corporation Files Preliminary Proxy,
Nominates Board of Directors Slate
ST. LOUIS, MO, April 15, 2008: TLCVision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today filed preliminary proxy materials with the Securities and Exchange Commission and the Canadian securities regulatory authorities. The preliminary proxy and management circular includes TLCVision’s proposed slate of directors to be elected at its upcoming shareholder meeting on June 10, 2008 in Toronto, Ontario.
The slate is comprised of a combination of TLCVision’s current directors as well as two new nominees, Jay T. Holmes and Olden C. Lee, who bring significant experience in the eye care industry and consumer focused business models to the board of directors of TLCVision. Nominees were selected by TLCVision’s Corporate Governance and Nominating Committee and approved by the Board of Directors.
Jim Wachtman, President and Chief Executive Officer of TLCVision, commented, “We are pleased that Jay and Olden have agreed to stand for election to the TLCV board. They bring strong expertise in public growth companies and their presence on the board will be invaluable from a shareholder value perspective.”
The proposed slate of directors for the TLCVision Board includes:
Michael D. DePaolis, O.D. has been a director of the Company since June 2005. He has been engaged in the private practice of optometry and is co-founder and President of DePaolis and Ryan, OD, PC, a professional optometric practice since 1995. He is a Fellow of the American Academy of Optometry and has been Chief Optometric Editor of Primary Care Optometry News since 1995. Dr. DePaolis is adjunct clinical associate of ophthalmology at the University of Rochester School of Medicine & Dentistry and has also served on the editorial review boards of Contact Lens Spectrum, Optometry, Eye & Contact Lens, Review of Optometry and Refractive Eye Care.
Jay T. Holmes has been self-employed as an attorney and business consultant since mid-1996. From 1981 to 1996 Mr. Holmes held several senior management positions at Bausch & Lomb, Inc., retiring as Executive Vice President and Chief Administrative Officer. Bausch & Lomb is a global company engaged in the eye care business. Mr. Holmes served on the board of directors of Bausch & Lomb from 1986 to 1996. Mr. Holmes serves presently, and has served, on the boards of directors of a number of other eye care related companies, including Visx, Inc from 1998 to 2005, IntraLase, Inc from 2005 to 2007, OccuLogix, Inc. from 2005 to present, and ReVision Optics, Inc. from 2007 to date.
Olden C. Lee currently serves on the board of directors of Starbucks Coffee Company, a specialty coffee company, and as the Chairman of the Foreign Service Impasse Disputes Panel, a panel established to resolve collective bargaining impasses with employees in the U.S. Foreign Service. Mr. Lee is also the Principal of Lee Management Consulting Company, a management consulting company he founded. Mr. Lee worked with PepsiCo, Inc., a leading global snack and beverage company, for 28 years in a variety of positions, including serving as senior vice president of human resources of its Taco Bell division and senior vice president and chief personnel officer of its KFC division. Mr. Lee retired from PepsiCo in 1998. Mr. Lee also serves on the Executive Committee of the advisory board of the Business School of the University of Arizona.

Richard L. Lindstrom, M.D. has been a director of the Company since May 2002 and, prior to that, a director of LaserVision since November 1995. Since 1979, Dr. Lindstrom has been engaged in the private practice of ophthalmology and is the Founder, Partner and Attending Surgeon of Minnesota Eye Consultants P.A., a provider of eye care services, or its predecessor since 1989. In 1989, Dr. Lindstrom founded the Phillips Eye Institute Center for Teaching & Research, an ophthalmic research and surgical skill education facility. He is past president of the International Society of Refractive Surgery and the American Society of Cataract and Refractive Surgery. Dr. Lindstrom has served as an Associate Director of the Minnesota Lions Eye Bank since 1987. He is a medical advisor for several medical device and pharmaceutical manufacturers and sits on the boards of OccuLogix, Inc. and Acufocus, Inc.
Warren S. Rustand has been a director of the Company since October 1997. Since October 2001, Mr. Rustand has been Managing Partner of SCCapital Partners, a Newport Beach, California investment banking firm and Chairman and Chief Executive Officer of Summit Capital Consulting. He is the lead outside director of Providence Service Corporation, a public company that provides counselors and mental health providers to government agencies, and is also a director of MedPro Safety Products, Inc., a public company that manufactures medical devices. Mr. Rustand was the Chairman and Chief Executive Officer of Rural/Metro Corporation, a U.S. public company providing ambulance and fire protection services from 1996 to August 1998. Mr. Rustand was a director of LucasVarity, PLC, a multi-billion dollar public company that manufactures aerospace and automobile parts. Mr. Rustand was a director and Chairman of Medical Body Sculpting Inc., a company which operates two centers offering non-surgical fat removal. A receiver was appointed with respect to the assets of that company in December 2007.
James C. Wachtman became our Chief Executive Officer and President in August 2004. Prior to that, Mr. Wachtman served as our President and Chief Operating Officer from May 2002 to August 2004. He also served as President and Chief Operating Officer of LaserVision from August 1998 to May 2002 and as Chief Operating Officer of LaserVision from June 1996 to July 1998. Prior to joining LaserVision, Mr. Wachtman was employed in various senior management positions by McGaw, Inc., a manufacturer of medical devices and disposables.
Toby S. Wilt has been a director of the Company since January 2004. A Certified Public Accountant (non-practicing), Mr. Wilt is currently the Chairman of privately held Christie Cookie Company, a manufacturer and distributor of baked food products. His past directorships include C&S Sovran, a southeastern bank holding company, Genesco, Inc., a manufacturer and retailer of footwear and apparel, Titan Holdings, an insurance company, and First American Corporation, a regional bank holding company. As recently as 2007, Mr. Wilt was a director of 1st Source Corporation, a financial institution in South Bend, Indiana that provides consumer and commercial banking services and a director of Outback Steakhouse, Inc., a restaurant chain.
Additional Information
All shareholders of TLCVision Corporation are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by management from the shareholders of TLCVision for use at the 2008 annual meeting of shareholders of TLCVision when they become available because they will contain important information. The definitive proxy statement and form of proxy will be mailed to shareholders of TLCVision and will, along with other relevant documents, be available at no charge on the SEC’s web site at http://www.sec.gov.
In addition, TLCV will provide copies of the definitive proxy statement without charge upon request. Requests for copies should be directed to investor.relations@tlcvision.com. TLCVision and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of TLCVision in connection with the nomination of directors. Information regarding the special interests of these directors and executive officers in the nomination of directors will be included in the proxy statement filed by TLCVision in connection with the nomination.
About TLCVision
TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management, and technology access service models, extensive optometric relationships, aggressive consumer advertising and managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract and Eye Care markets. Information about vision correction surgery can be found on the TLC Laser Eye Centers website at www.lasik.com. More information about TLCVision can be found on the website at www.tlcv.com.